EXHIBIT 23

DEGOLYER AND MACNAUGHTON

5001 Spring  Valley  Road

Suite 800  East

Dallas,  Texas 75244

November 3, 2014

Panhandle Oil and Gas Inc.

Grand Centre, Suite 300

5400 North Grand Blvd

Oklahoma City,  OK 73112

Ladies and Gentlemen:

We hereby consent to the use of the name DeGolyer and MacNaughton, to the inclusion of our Letter Report, dated October 13, 2014,  as attached as Exhibit 99 to the Annual Report on Form 10-K of Panhandle Oil and Gas Inc.,  and to the inclusion of information from “Appraisal Report as of September 30, 2014 on Certain Properties owned by Panhandle Oil and Gas Inc.”  in the sections  “Proved Reserves,” and “Supplementary Information on Oil and Natural Gas Reserves (Unaudited)” in the Annual Report on Form 10-K of Panhandle Oil and Gas Inc.

Very truly yours,

/s/DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716